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                                                                     Exhibit 5.4

                                                     [DORSEY & WHITNEY LLP LOGO]

                                  June 28, 2006

Ainsworth Corp. (the "Addressee")
c/o C T Corporation System Inc.
405 Second Avenue South
Minneapolis, MN 55401

     Re: $75,000,000 Senior Floating Rate Note Issuance

Ladies and Gentlemen:

     We have acted as special counsel to Ainsworth Corp., a Minnesota corporation ("Ainsworth"), that is a subsidiary of Ainsworth Lumber Co. Ltd., a British Columbia corporation (the "Issuer"), in connection with the public offering of US$75,000,000 in aggregate principal amount of the Issuer's Senior Floating Rate Notes due April 1, 2013 (the "Exchange Notes"). The Exchange Notes are to be fully and unconditionally guaranteed by Ainsworth pursuant to the terms of the Indenture (as such term is defined below) and a Guarantee dated as of April 18, 2006 (the "Guarantee") and executed by Ainsworth in favor of the Trustee (as such term is defined below) and the Holders (as such term is defined in the Indenture described below). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Issuer's issued and outstanding Senior Floating Rate Notes due April 1, 2013 (the "Original Notes"). The Original Notes were, and the Exchange Notes will be, issued under the Indenture dated as of April 18, 2006 (the "Indenture", and together with the Guarantee, collectively the "Documents" and individually each a "Document") among the Issuer, as issuer, and Ainsworth, Ainsworth Engineered Corp., Ainsworth Engineered Canada Limited Partnership and Ainsworth Engineered (USA), LLC, as guarantors (collectively, the "Guarantors"), and The Bank of New York, as trustee (in such capacity, the "Trustee"), as contemplated by the Exchange and Registration Rights Agreement dated as of April 18, 2006 (the "Registration Rights Agreement") among the Issuer, the Guarantors and Deutsche Bank Securities Inc. ("DBS"). The Exchange Notes and the Guarantee are being registered pursuant to the registration statement of the Issuer and the Guarantors on Form F-4 (File No. 333-134708) relating thereto, filed with the Securities and Exchange Commission (the "Commission") on June 2, 2006 under the Securities Act of 1933, as amended (the "Act"), as such registration statement has been amended by an Amendment No. 1 filed with the Commission on June 28, 2006 (as so amended, and including all exhibits thereto, the "Registration Statement"). As such counsel, we have reviewed the corporate actions necessary to authorize the execution and delivery of, and have examined a photocopy of, the Documents.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     Capitalized terms defined in this opinion and in the exhibits hereto are used herein and therein as so defined.

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Ainsworth Corp. (the "Addressee")
June 28, 2006
Page 2


     In connection with this opinion, we have examined the Documents and the following additional documents:

     (i)  the Registration Statement;

     (ii) a copy of the certificate of incorporation of Ainsworth, certified as of June 27, 2006 as a true copy by the Minnesota Secretary of State;

     (iii) a certificate of good standing concerning Ainsworth from the Minnesota Secretary of State issued June 27, 2006; and

     (iv) the certificate of an officer of Ainsworth certifying as to a copy of resolutions of the Sole Director of Ainsworth adopted June 28, 2006, incumbency with respect to officers of Ainsworth, a copy of the certificate of incorporation of Ainsworth and a copy of the bylaws of Ainsworth.

     In addition, as to questions of fact material to the opinions hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon certificates of Ainsworth and its officers and of public officials. We have not independently examined the records of any court or public office in any jurisdiction, and our opinion is subject to matters which examination of such records would reveal. Without limiting the generality of the foregoing, we have relied upon the certificate of an officer of Ainsworth referenced in item (iv) above, and the representations contained therein, and we have assumed that all such representations are true and correct as of the date of this opinion.

     In rendering the opinions expressed below, we have assumed, with the Addressee's permission and without verification: (i) the authenticity of all documents submitted to us as originals, (ii) the genuineness of all signatures,
(iii) the legal capacity of natural persons and (iv) the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

     Based upon the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications set forth below, we are of the opinion that:

     1. Ainsworth is a corporation incorporated, validly existing and in good standing under the laws of the State of Minnesota, with corporate power to conduct any lawful business activity.

     2. Ainsworth has the corporate power to execute, deliver and perform its obligations under the Documents, and has taken all requisite corporate action to authorize the

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Ainsworth Corp. (the "Addressee")
June 28, 2006
Page 3


          execution and delivery of, and the performance of its obligations under, the Documents.

     3. The Guarantee has been duly executed and delivered to the Trustee by Ainsworth.

     4. Subject to the following two sentences, in any action or proceeding arising out of or relating to any Document, which states that it is to be governed by the law of New York, in any court of the State of Minnesota or in any federal court sitting in the State of Minnesota, such court would recognize and give effect to the provisions of such agreement relating to the parties' choice of New York law as governing such agreement. Such courts might not give effect to such choice of law provisions if giving effect to such provisions were determined to be contrary to a fundamental policy of the State of Minnesota at such time, but we are not aware of any existing precedent refusing to give effect to a choice of law provision in a substantial commercial contract on purely public policy grounds. In addition, we have assumed for the purposes of this opinion that in selecting New York law the parties are acting in good faith and without an intent to evade the law of Minnesota

     Our opinions expressed above are limited to the law of the State of Minnesota and are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement filed with the Commission in connection with the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention, or any changes in the law taking effect, after the date hereof.


                                        Very truly yours,


                                        /s/ Dorsey & Whitney LLP
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SBN/JAP